Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052-6399

June 27, 2002

Liberty Media International, Inc.
Liberty UK Holdings, Inc.
Liberty UK, Inc.
9197 South Peoria Street
Englewood, Colorado 80112
Attention: Messrs. Robert Bennett and Charles Tanabe

Dear Sir or Madam:

             Reference is made to the Revised New Relationship Agreement, dated 3 March 2000, as amended 18 May 2001 (the “Agreement”), between Microsoft Corporation (“Microsoft”), a Washington corporation, Liberty Media International, Inc., a Delaware corporation, Liberty UK Holdings, Inc., a Delaware corporation, Liberty UK, Inc., a Colorado corporation, and Telewest Communications plc, a corporation organized under the laws of England and Wales (“Telewest”). Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

             Pursuant to Section 8.1 of the Agreement, Microsoft U.K. Cable, Inc., a Colorado corporation (“UK Cable”), Microsoft Cable Partnership Holdings, Inc., a Colorado corporation (“Cable Partnership”), and Microsoft hereby notify you that each of UK Cable, Cable Partnership and Microsoft proposes to Transfer, in a Public Transfer, the following Ordinary Shares and Limited Voting Shares of Telewest:

(i)	with respect to UK Cable, 540,648,982 Ordinary Shares and 57,312,938 Limited Voting Shares;

(ii)	with respect to Cable Partnership, 40,385,202 Ordinary Shares; and

(iii)	with respect to Microsoft, 55,021,840 Ordinary Shares and 3,009,716 Limited Voting Shares.

             Accordingly, each of UK Cable, Cable Partnership and Microsoft hereby offers to sell to Liberty Group, in accordance with the terms and conditions of Section 8.1 of the Agreement, the above described shares, at a price per Ordinary Share or per Limited Voting Share (as the case may be) equal to the average of the Closing Prices for six Trading Days comprising (a) the Three Trading Days prior to and including the date hereof and (b) the three Trading Days following the date hereof.

Yours very truly,

MICROSOFT CORPORATION
By:	/s/ Brent Callinicos

	Name: Title:	Brent Callinicos Corporate VP, Treasurer

MICROSOFT U.K. CABLE, INC.
By:	/s/ Brent Callinicos

	Name: Title:	Brent Callinicos Corporate VP, Treasurer

MICROSOFT CABLE PARTNERSHIP HOLDINGS, INC.
By:	/s/ Brent Callinicos

	Name: Title:	Brent Callinicos Corporate VP, Treasurer
cc:	Ms. Victoria Hull Telewest Communications plc